Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
88M Global Limited	Hong Kong
Nardo Capital (Hong Kong) Limited	Hong Kong
HAMA SGD Pte. Ltd.	Singapore